FOR IMMEDIATE RELEASE                                FOR FURTHER INFORMATION
January 24, 2007                                     Brendan J. McGill
                                                     Senior Vice President & CFO
                                                     215-256-8828

      Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and First Quarter Earnings for Fiscal Year 2007 Harleysville, PA., January 24, 2007 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.17 per share on the Company's common stock. This represents an increase of 6.25% from the over the cash dividend paid during the same quarter last year. This is the 78th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on February 21, 2007 to stockholders of record on February 7, 2007.

      Net income for the first quarter of fiscal year 2007 amounted to $757,000 or $.19 per diluted share compared to $1,081,000 or $.27 per diluted share for the same quarter a year ago.

      Ron Geib, President and Chief Executive Officer of Harleysville Savings Financial Corporation states: "The Company's margins remain under pressure due to a continued flat yield curve that is impacting all banks. While the results for the quarter reflect our continued strong asset quality, good loan growth and growth in non-interest income, they were overcome by the continued net interest margin compression. As a result of the continued net interest margin compression and the increase in non-interest expenses due to long term strategic investments, earnings decreased by $324,000 or $0.08 cents per share. While the current interest rate environment has a negative impact on the current earnings of the Company, we will not make decisions that have a short-term benefit with a long-term cost".

      The decrease in the net interest income for the three-month period ended December 31, 2006 when compared to the same period in 2005 can be attributed to the decrease in interest rate spread from 1.45% in 2005 to 1.32% in 2006. Net interest income was $2.8 million for the three-month period ended December 31, 2006 compared to $3.0 million for the comparable period in 2005.

      Non-interest income increased to $373,000 for the three-month period ended December 31, 2006 from $329,000 for the comparable period in 2005. The increase is primarily due to the fact that the Company had additional income related to customers transaction accounts.

      For the three month period ended December 31, 2006, non-interest expenses increased by $287,000 or 14.5% to $2.26 million compared to $1.97 million for the same period in 2005. Management believes that these are reasonable increases in the cost of operations after considering the impact of opening a new branch location in June of 2006 and additional expenses related to the Company's new commercial loan department. The annualized ratio of non-interest expenses to average assets for the three-month period ended December 31, 2006 and 2005 was 1.19% and 1.03%, respectively.

      The Company's assets decreased to $750 million compared to $767 million a year ago. Stockholders' book value increased to $12.64 per share from $12.33 a year ago. As of December 31, 2006, the Company had no non-performing assets plus 90-day delinquent assets and its efficiency ratio for the quarter was 70.67%.


      Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

      This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation Selected Consolidated Financial Data as of December 31, 2006 (Dollars in thousands except per share data)

                                                      ----------------------------
( (1) Unaudited)                                           Three Months Ended
                                                      ----------------------------
                                                         Dec 31,          Dec 31,
Selected Consolidated Earnings Data                      2006(1)         2005(1)
---------------------------------------------------   ------------    ------------
Total interest income                                 $      9,840    $      9,463
Total interest expense                                       7,015           6,422
                                                      ------------    ------------

Net Interest Income                                          2,825           3,041
Provision for loan losses                                       --              --
                                                      ------------    ------------

Net Interest Income after Provision for Loan Losses          2,825           3,041
                                                      ------------    ------------

Other income                                                   373             329
Total other expenses                                         2,260           1,973
                                                      ------------    ------------

Income before Income Taxes                                     938           1,397
Income tax expense                                             181             316
                                                      ------------    ------------

Net Income                                            $        757    $      1,081
                                                      ============    ============

Per Common Share Data
---------------------------------------------------
Basic earnings                                        $       0.20    $       0.28
Diluted earnings                                      $       0.19    $       0.27
Dividends                                             $       0.17    $       0.16
Book value                                            $      12.64    $      12.33
Shares outstanding                                       3,860,790       3,909,539
Average shares outstanding - basic                       3,854,322       3,904,363
Average shares outstanding - diluted                     3,892,750       3,946,276


                                                      ----------------------------
                                                              Year To Date:
                                                      ----------------------------
                                                         Dec 31,         Dec 31,
Other Selected Consolidated Data                         2006(1)         2005(1)
---------------------------------------------------   ------------    ------------
Return on average assets                                      0.40%           0.56%
Return on average equity                                      6.24%           9.06%
Interest rate spread                                          1.32%           1.45%
Net yield on interest earning assets                          1.55%           1.64%
Operating expenses to average assets                          1.19%           1.03%
Efficiency ratio                                             70.67%          58.55%
Ratio of non-performing loans to total
  assets at end of period                                     0.00%           0.02%
Loan loss reserve to total loans, net                         0.50%           0.54%


                                         ----------------------------------------------------
                                          Dec 31,    Sept 30,   June 30,   Mar 31,    Dec 31,
Selected Consolidated Financial Data      2006(1)    2006(1)    2006(1)    2006(1)    2005(1)
------------------------------------     ----------------------------------------------------
Total assets                             $749,786   $775,638   $775,181   $769,924   $766,644
Loans receivable - net                    390,919    385,450    378,792    370,258    365,811
Loan loss reserve                           1,952      1,956      1,955      1,960      1,967
Cash & investment securities              106,870    129,257    124,779    118,986    111,107
Mortgage-backed securities                210,555    220,314    230,430    241,633    252,545
FHLB stock                                 14,501     15,499     15,265     14,583     14,673
Deposits                                  430,128    429,254    433,684    431,866    429,513
FHLB advances                             265,870    294,611    286,242    284,891    283,791
Total stockholders' equity                 48,817     48,471     48,014     47,955     48,185
